SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------



                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported) November 2, 1996





                      Central Tractor Farm & Country, Inc.
               (Exact name of registrant as specified in charter)



  Delaware                          0-24902                       42-1425562
(State or other               (Commission file                  (IRS employer
jurisdiction of                    number)                   identification no.)
incorporation)



3915 Delaware Avenue, Des Moines, Iowa                   50316-0330
(Address of principal executive offices)                 (Zip code)



Registrant's telephone number, including area code: 515-266-3101

Item 5.    Other Events.

     The Company has filed this Current Report to disclose its consolidated financial statements at and for the year ended November 2, 1996, as set forth in the index appearing at page F-1, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing immediately below.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements of the Company and related notes thereto included elsewhere in this Report.

Results of Operations

     The following table sets forth, for the periods indicated, certain items in the Company's Statement of Income expressed as a percentage of net sales:

                                                                   Fiscal Year Ended
                                                    -----------------------------------------------
                                                     October 29,      October 28,      November 2,
                                                        1994             1995             1996
                                                    -------------    ------------    --------------

Net sales                                                100.0%          100.0%          100.0%
Gross profit                                              30.1            29.5            29.3
Selling, general and administrative expenses              23.6            23.2            23.3
Amortization of intangibles                                0.4             0.3             0.3
                                                        ------          ------          ------
Operating income                                           6.1             6.0             5.7
Interest expense                                           2.1             0.5             0.6
                                                        ------          ------          ------
Income before income taxes                                 4.0             5.5             5.1
Income taxes                                               1.8             2.3             2.1
                                                        ------          ------          ------
Income from continuing operations                          2.2%            3.2%            3.0%
                                                        ======          ======          ======

Comparison of the Year Ended November 2, 1996 to the Year Ended October 28, 1995

     Net Sales for the fiscal year ended November 2, 1996 were $293.0 million, an increase of $41.3 million, or 16.4%, as compared to net sales for the fiscal year ended October 28, 1995 of $251.7 million. This increase was due to a comparable store sales increase of approximately 1.0% (net of sales attributable to an extra (53rd) week in fiscal 1996), sales during such extra week, the opening of 14 new stores in fiscal 1996, a full year of operations for the eleven new stores opened in fiscal 1995 as compared to a partial year for those stores during fiscal 1995 and the acquisition of the Big Bear stores in May 1996. The increase in comparable store sales was primarily due to a comparable store sales increase of 13.8% during the fourth quarter of fiscal 1996 as compared to the fourth quarter of fiscal 1995. This increase in comparable store sales during the fourth quarter was the result of normal weather conditions during fiscal 1996 as compared to unusual and severe drought conditions during fiscal 1995.

     Gross profit for fiscal 1996 was $85.8 million, an increase of $11.4 million, or 15.4%, as compared to $74.4 million for fiscal 1995. Gross profit as a percentage of sales was 29.3% for fiscal 1996, as compared to 29.5% for fiscal 1995. This decrease is primarily attributable to the sale of lower margin products in the Big Bear stores prior to their conversion to the CT store format. Management expects that the completion of the conversion of the Big Bear stores to the CT store format will improve gross margins as a percentage of sales.

     Selling, general, and administrative expenses for fiscal 1996 were $68.2 million, an increase of $9.9 million, or 17.0%, from $58.3 million for fiscal 1995. This increase was due primarily to costs related to new store openings and costs related to stores acquired and operated in the Big Bear acquisition. Selling, general, and administrative expenses as a percentage of sales increased to 23.3% in fiscal 1996 as compared to 23.2% in fiscal 1995. This increase is attributable to higher selling, general and administrative expenses as a percentage of sales at the Big Bear stores, partially offset by a decrease in selling, general and administrative expenses as a percentage of sales at CT's existing stores. Management expects that the completion of the conversion of the Big Bear stores to the CT store format will decrease selling, general and administrative expenses as a percentage of sales.

     Amortization of intangibles was $0.9 million for fiscal 1996 and $0.9 million for fiscal 1995.

     Operating income for fiscal 1996 was $16.7 million, an increase of $1.5 million, or 9.5%, as compared to $15.2 million for fiscal 1995. Operating income as a percentage of sales decreased to 5.7% in fiscal 1996 from 6.0% in fiscal 1995. The decrease resulted from the factors affecting sales, gross profit and selling, general and administrative expenses discussed above.

     Interest expense for fiscal 1996 was $1.7 million, an increase of $0.4 million, or 27.7%, as compared to $1.3 million for fiscal 1995. This increase was primarily due to an increase in interest related to short-term borrowings under the Company's credit agreement.

     Income tax expense related to continuing operations for fiscal 1996 was $6.2 million, an increase of $0.5 million, or 8.8%, as compared to $5.7 million for fiscal 1995. Income taxes as a percentage of pretax earnings were 41.7% in fiscal 1996 as compared to 41.1% in fiscal 1995. This increase was primarily due to the effect of a reduction of a prior year over-accrual in fiscal 1995.

Comparison of the Year Ended October 28, 1995 to the Year Ended October 29, 1994

     Net Sales for the fiscal year ended October 28, 1995 were $251.7 million, an increase of $20.6 million, or 8.9%, as compared to net sales for the fiscal year ended October 29, 1994 of $231.1 million. This increase was due to the opening of eleven new stores in fiscal 1995 and a full year of operations for the eight new stores opened in fiscal 1994, partially offset by a comparable store sales decrease of 1.6% and the closing of three stores during the latter part of fiscal 1994. The 1.6% decrease in comparable store sales was primarily a result of unusual and severe drought conditions throughout fiscal 1995 and generally unfavorable economic conditions in the Northeast where most of the Company's retail stores were located.

     Gross profit for fiscal 1995 was $74.4 million, an increase of $4.9 million, or 6.9%, as compared to $69.5 million for fiscal 1994. Gross profit as a percentage of sales was 29.5% for fiscal 1995, as compared to 30.1% for fiscal 1994. The decrease in gross profit percentage was primarily the result of increased promotional sales in fiscal 1995 at lower gross margins, partially offset by improvements in distribution costs.

     Selling, general and administrative expenses for fiscal 1995 were $58.3 million, an increase of $3.8 million, or 6.9%, as compared to $54.5 for fiscal 1994. This increase was due primarily to increased costs related to new store openings, partially offset by a reduction in costs due to the closing of three stores in fiscal 1994 and a reduction in incentive compensation costs. Selling, general and administrative expenses as a percentage of sales decreased to 23.2% in fiscal 1995, as compared to 23.6% in fiscal 1994, reflecting the decrease in incentive compensation expenses as a percentage of sales, partially offset by higher selling, general and administrative expenses as a percentage of sales in new stores.

     Amortization of intangibles was $0.9 million for fiscal 1995 and $0.8 million for fiscal 1994.

     Operating income for fiscal 1995 was $15.2 million, an increase of $1.0 million, or 7.5%, as compared to $14.2 for fiscal 1994. Operating income as a percentage of sales decreased to 6.0% in fiscal 1995 from 6.1% in fiscal 1994. The decrease resulted from the factors affecting sales, gross profit and selling, general and administrative expenses discussed above.

     Interest expense for fiscal 1995 was $1.3 million, a decrease of $3.5 million, or 72.7%, as compared to $4.8 million for fiscal 1994. This was primarily due to the reduction in long-term debt resulting from the debt prepaid with the proceeds from the initial public offering of the Company completed in October 1994.

     Income tax expense related to continuing operations for fiscal 1995 was $5.7 million, an increase of $1.5 million, or 36.3%, as compared to $4.2 million for fiscal 1994. Income taxes as a percentage of pretax earnings were 41.1% in fiscal 1995, as compared to 44.8% in fiscal 1994. This decrease was primarily due to the effect of a proportionately lower amount of non-deductible goodwill amortization and a reduction of a prior year over-accrual.

     Discontinued operations represent the results of operations of the Company's former subsidiary, Herschel Corporation ("Herschel"), a manufacturer and distributor of non-original equipment sickle bar cutting parts, tractor parts, tillage and other agricultural componentry. Discontinued operations generated net income of $0.8 million in fiscal 1995, as compared to a net loss of $0.7 million in fiscal 1994. The sale of Herschel, which was completed on December 6, 1995, resulted in an estimated net loss on the sale of $3.4 million, net of an income tax benefit of $0.7 million, which was reflected in the Company's financial statements for fiscal 1995.

Liquidity and Capital Resources

     In addition to cash to fund operations, CT's primary on-going cash requirements are those necessary for the Company's expansion programs, including inventory purchases and capital expenditures, and debt service, including payment of interest on the Senior Notes. The Company's primary sources of liquidity are funds provided from operations, borrowings pursuant to the Company's revolving credit facilities and short-term trade credit.

     On November 2, 1996, the Company had working capital of $63.8 million, an increase of $1.3 million, as compared to working capital of $62.5 million on October 28, 1995. This increase resulted primarily from an increase in inventory and a decrease in borrowings under the Company's revolving credit facility, partially offset by a decrease in the net assets of Herschel and an increase in accounts payable. On November 2, 1996, the Company's inventories were $107.2 million, an increase of $13.3 million, as compared to $93.9 million at October 28, 1995. This increase reflected inventory for new stores and inventory for the stores acquired in the Big Bear acquisition. The increase in inventory was funded with cash from operations, short-term trade credit and proceeds of approximately $13.5 million from the sale of the net assets of Herschel, including the repayment of approximately $2.1 million in advances.

     Continuing operations of the Company (before payment of income taxes) generated $10.3 million of net cash in fiscal 1996, used $1.1 million of net cash in fiscal 1995 and generated $0.6 million of net cash in fiscal 1994. The increase in net cash generated in fiscal 1996, as compared to fiscal 1995, resulted primarily from a smaller increase in inventory and an increase in income from continuing operations before income taxes, partially offset by a reduction in accounts payable in fiscal 1996, as compared to an increase in fiscal 1995. The decrease in net cash generated in fiscal 1995, as compared to fiscal 1994, resulted primarily from an increase in inventory exceeding the increase in accounts payable, partially offset by an increase in income from continuing operations before income taxes.

     The Company's capital expenditures were $8.8 million and $6.3 million for fiscal 1996 and 1995, respectively. The majority of capital expenditures were for store fixtures, equipment and leasehold improvements for new and existing stores. The Company expects its capital expenditures for fiscal 1997 to be approximately $5.3 million in connection with renewal and replacement costs at existing stores and distribution centers, conversion of the Big Bear stores and the opening of two new stores.

     The Company completed the acquisition of 31 store locations and certain net operating assets of Big Bear on May 31, 1996. These stores average 11,000 square feet and are being converted to the CT format with a projected completion of Spring of 1997. The total investment in the 31 stores, including acquisition cost, additional capital investments and working capital needs and conversion costs is expected to be approximately $12.0 million. In addition, the conversion process requires each store to be closed for approximately three weeks. The acquisition and the additional investments made to date were funded with cash from operations and borrowings under the Company's revolving credit facility. The Company anticipates utilizing the New Credit Facility and cash from operations to fund the additional investments.

     The Company's former revolving credit facility contained a commitment, expiring February 1, 1998, to provide revolving loans of $25.0 million from November 1 through May 31 of each year and $12.0 million from June 1 through October 31 of each year. At November 2, 1996 and October 28, 1995, the Company had $3.7 million and $6.8 million, respectively, of borrowings outstanding under such revolving credit facility. The maximum amount of borrowings outstanding during fiscal 1996 and 1995 was $11.9 million and $15.6 million, respectively. On December 23, 1996, such revolving credit facility was replaced by the "New Credit Facility", which consists of an $8.0 million, five-year term facility, which was fully funded, and a $30.0 million revolving credit facility, under which $17.3 million was outstanding as of December 23, 1996. The Company anticipates that approximately $1.8 million of the proceeds of the Offering will be used to repay revolving borrowings under the New Credit Facility.

     The New Credit Facility will mature on December 31, 2001. Borrowings under the New Credit Facility will bear interest at rates based upon prime or Eurodollar rates plus an applicable margin. Loans under the New Credit Facility will be guaranteed by any and all future subsidiaries of the Company and will be secured by security interests in substantially all of the assets of the Company and its subsidiaries, as well as the capital stock of the Company.

     The Company is party to an agreement and plan of merger pursuant to which it is to become the wholly owned subsidiary (the "Acquisition") of CT Holding, Inc. ("Holding"), an indirect subsidiary of J.W. Childs Equity Partners, L.P. Holding is a holding company with no significant assets or operations other than its investment in the Company. Part of the financing for the Acquisition will be raised by an offering of $100 million of debt securities (the "Notes") to be made by the Company. After the closing, Holding's primary source of funds will be dividends and other advances and transfers of funds from the Company. The Company's ability to make dividends and other advances and transfer of funds will be subject to the terms of the New Credit Facility, the Notes and other agreements to which the Company becomes a party from time to time. The Notes and the New Credit Facility permit the Company (subject to certain conditions) to pay cash dividends to Holding in an amount sufficient to permit Holding to fund certain expenses incurred in the ordinary course of business.

     The Company anticipates that its principal uses of cash following the Acquisition will be working capital requirements, debt service requirements and capital expenditures, as well as expenditures relating to acquisitions. Based upon current and anticipated levels of operations, the Company believes that its cash flow from operations, together with amounts available under the New Credit Facility, will be adequate to meet its anticipated requirements in the foreseeable future for working capital, capital expenditures and interest payments. The Company expects that if it were to pursue a significant acquisition, it would arrange prior to the acquisition any additional debt or equity financing required to fund the acquisition. No discussions with respect to any significant acquisition are ongoing.

     There can be no assurance, however, that CT will continue to generate sufficient cash flow from operations in the future to service its debt, and the Company may be required to refinance all or a portion of its debt, obtain additional financing or reduce its capital spending. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company.

Seasonality

     Unlike many specialty retailers, the Company has historically generated positive operating income in each of its four fiscal quarters. However, because the Company is an agricultural specialty retailer, its sales necessarily fluctuate with the seasonal needs of the agricultural community. The Company responds to this seasonality by attempting to manage inventory levels (and the associated working capital requirements) to meet expected demand, and by varying its use of part-time employees. Historically, the Company's sales and operating income have been highest in the third quarter of each fiscal year due to the farming industry's planting season and the sale of seasonal products. Working capital needs are highest during the second quarter. The Company expects these trends to continue for the foreseeable future.

Inflation

     Management does not believe its operations have been materially affected by inflation.



                          INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP...........................................................         F-2
Consolidated Balance Sheets as of October 29, 1994, October 28, 1995
   and November 2, 1996...............................................................         F-4
Consolidated Statements of Income for fiscal years ended October 29, 1994,
   October 28, 1995 and November 2, 1996..............................................         F-5
Consolidated Statements of Changes in Stockholders' Equity for fiscal
   years ended October 29, 1994, October 28, 1995 and November 2, 1996................         F-6
Consolidated Statements of Cash Flows for fiscal years ended October 29,
   1994, October 28, 1995 and November 2, 1996........................................         F-7
Notes to Consolidated Financial Statements............................................         F-9


                         REPORT OF INDEPENDENT AUDITORS







The Board of Directors
Central Tractor Farm & Country, Inc.


We have audited the accompanying consolidated balance sheets of Central Tractor Farm & Country, Inc. as of October 29, 1994, October 28, 1995 and November 2, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Tractor Farm & Country, Inc. at October 29, 1994, October 28, 1995 and November 2, 1996, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



Des Moines, Iowa                               /s/ Ernst & Young LLP
December 6, 1996



                                       CENTRAL TRACTOR FARM & COUNTRY, INC.

                                            CONSOLIDATED BALANCE SHEETS

                                                  (In thousands)




                                                           October 29,       October 28,       November 2,
                                                              1994               1995             1996
                                                          -------------     --------------   ---------------

Assets
Current assets:
   Cash and cash equivalents                              $   2,582         $   3,094          $   3,809
   Receivable from sale of common stock (Note 6)              6,703                --                 --
   Trade receivables, less allowances of $168 in
     1994, $72 in 1995 and $50 in 1996                        1,469               883                992
   Inventory                                                 75,044            93,874            107,203
   Deferred income taxes (Note 7)                               172                --                 --
   Other                                                      1,511             1,383              2,368
   Net assets of discontinued operations (Note 10)            8,113            13,520                 --
                                                           --------          --------           --------
Total current assets                                         95,594           112,754            114,372

Property, improvements and equipment:
   Leasehold improvements                                     7,740             9,988             12,803
   Furniture and fixtures                                    14,614            18,253             23,766
   Capitalized property rights (Note 5)                       2,508             2,508              2,859
   Automobiles and trucks                                       499               817              1,065
                                                           --------          --------           --------
                                                             25,361            31,566             40,493

   Less allowances for depreciation and
     amortization                                            10,917            13,339             16,036
                                                           --------          --------           --------
                                                             14,444            18,227             24,457

Goodwill, net of amortization of $3,490 in 1994,
   $4,014 in 1995 and $4,592 in 1996                         17,454            16,930             19,018
Other intangible assets, net of amortization of
   $2,406 in 1994, $2,527 in 1995 and $2,759 in
   1996                                                       1,630             1,406              1,016
Other assets                                                    775               660                375
Noncurrent assets of discontinued operations                  9,519                --                 --
                                                          ---------         ---------          ---------
Total assets                                              $ 139,416         $ 149,977          $ 159,238
                                                          =========         =========          =========




                                       CENTRAL TRACTOR FARM & COUNTRY, INC.

                                      CONSOLIDATED BALANCE SHEETS (continued)

                                                  (In thousands)



                                                           October 29,     October 28,        November 2,
                                                              1994            1995               1996
                                                          ------------    -------------       -----------

Liabilities and stockholders' equity
Current liabilities:
   Bank line of credit (Note 3)                           $     977         $   6,789          $   3,669
   Accounts payable                                          37,557            39,150             41,081
   Accrued payroll and bonuses                                4,438             2,553              3,631
   Deferred income taxes (Note 7)                                --                --                913
   Accrued income taxes                                         140               163                  4
   Other accrued expenses                                     1,482             1,506              1,101
   Current portion of long-term debt and capital
     lease obligations                                          558                97                170
                                                           --------          --------           --------
Total current liabilities                                    45,152            50,258             50,569

Long-term debt, less current portion
   (Notes 2 and 4)                                           16,017            16,000             16,000
Capital lease obligations, less current portion
   (Note 5)                                                     942               862              1,341
Deferred income taxes (Note 7)                                1,570             1,580              1,265
                                                          ---------         ---------           --------
Total liabilities                                            63,681            68,700             69,175

Stockholders' equity (Notes 3 and 6):
   Preferred stock, $.01 par value: authorized
   shares -5,000,000; none issued or                             --                --                 --
   outstanding
   Common stock, $.01 par value: authorized
     shares - 45,000,000; issued and outstanding
     shares - 10,576,676 in 1994, 10,576,676 in
     1995 and 10,589,082 in 1996                                106               106                106
   Stock warrant outstanding                                    665               665                665
   Additional paid-in capital                                69,667            69,667             69,709
   Retained earnings                                          5,297            10,839             19,583
Total stockholders' equity                                   75,735            81,277             90,063
                                                          ---------         ---------           --------

Commitments (Notes 5 and 8)                                      --                --                 --
                                                          ---------         ---------           --------
Total liabilities and stockholders' equity                $ 139,416         $ 149,977           $159,238
                                                          =========         =========           ========




                             See accompanying notes.



                                       CENTRAL TRACTOR FARM & COUNTRY, INC.

                                         CONSOLIDATED STATEMENTS OF INCOME

                                       (In thousands, except per share data)


                                                                         Fiscal year ended
                                                           ---------------------------------------------
                                                            October 29,     October 28,     November 2,
                                                                1994            1995           1996
                                                           --------------  --------------  -------------


Net sales                                                   $  231,064      $  251,703     $  293,020
Cost of sales                                                  161,523         177,340        207,228
                                                            ----------      ----------     ----------
Gross profit                                                    69,541          74,363         85,792

Selling, general and administrative expenses, including
     amounts with related parties (Note 2)                      54,548          58,294         68,197
Amortization of intangibles                                        841             862            938
                                                            ----------      ----------     ----------
Operating income                                                14,152          15,207         16,657

Interest expense, including amounts with related parties
     (Note 2)                                                    4,774           1,302          1,663
                                                            ----------      ----------     ----------
Income from continuing operations before income taxes
     and extraordinary item                                      9,378          13,905         14,994

Income taxes (Note 7)                                            4,197           5,720          6,250
                                                            ----------      ----------     ----------
Income from continuing operations before extraordinary
     item                                                        5,181           8,185          8,744

Discontinued operations (Notes 7 and 10):
     Income (loss) from discontinued operations, net of
         income taxes (benefit) of $(340) in 1994 and $474
         in 1995                                                  (745)            812             --
     Loss on sale of Herschel Corporation, net of $665
         income tax benefit                                         --          (3,455)            --
                                                            ----------      ----------      ---------
Loss from discontinued operations                                 (745)         (2,643)            --
                                                            ----------      ----------      ---------
Income before extraordinary item                                 4,436           5,542          8,744

Extraordinary loss on early extinguishment of debt, net of
     income tax benefit of $2,073 (Note 6)                       3,110              --             --
                                                            ----------      ----------     ----------
Net income                                                  $    1,326      $    5,542     $    8,744
                                                            ==========      ==========     ==========

Per share (Note 1):
     Income from continuing operations before
         extraordinary item                                      $0.66           $0.74          $0.80
     Discontinued operations:
         Income (loss) from operations                           (0.10)           0.07             --
         Loss on sale                                               --           (0.31)            --
     Extraordinary loss                                          (0.40)             --             --
     Net income                                                   0.17            0.50           0.80
Weighted average common and common equivalent shares
     outstanding (Note 1)                                        7,791          11,019         10,986



                             See accompanying notes.




                                       CENTRAL TRACTOR FARM & COUNTRY, INC.

                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                  (In thousands)

                                       Fiscal  years  ended  October  29,  1994,
                                       October 28, 1995 and November 2, 1996




                                                                                                Note
                                                                   Stock        Additional   Receivable                  Total
                                                    Common        Warrant        Paid-In        from       Retained   Stockholders'
                                                    Stock       Outstanding      Capital     Stockholder   Earnings      Equity
                                                  ----------    ------------    ----------   -----------   ---------  ------------

Stockholders' equity at October 30, 1993          $       70    $       665   $   19,664    $      (83)   $    3,971  $   24,287
   Repurchase of common stock                             --             --          (70)           --            --         (70)
   Reduction in notes from stockholders                   --             --           --            83            --          83
   Issuance of common stock in connection with
      the Company's initial public offering, net
      of offering expenses (Note 6)                       36             --       50,073            --            --      50,109
Net income                                                --             --           --            --         1,326       1,326
                                                  ----------    -----------   ----------    ----------    ----------  ----------
Stockholders' equity at October 29, 1994                 106            665       69,667            --         5,297      75,735
   Net income                                             --             --           --            --         5,542       5,542
                                                  ----------    -----------   ----------    ----------    ----------  ----------
Stockholders' equity at October 28, 1995                 106            665       69,667            --        10,839      81,277
   Exercise of common stock options                       --             --           42            --            --          42
   Net income                                             --             --           --            --         8,744       8,744
                                                  ----------    -----------   ----------    ----------    ----------  ----------
Stockholders' equity at November 2, 1996          $      106    $       665   $   69,709    $       --    $   19,583  $   90,063
                                                  ==========    ===========   ==========    ==========    ==========  ==========











                             See accompanying notes.



                                       CENTRAL TRACTOR FARM & COUNTRY, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  (In thousands)





                                                                                 October 29,  October 28,  November 2,
                                                                                     1994        1995         1996
                                                                                  ----------  -----------  -----------

Operating activities
Income from continuing operations before income taxes and
   extraordinary item                                                              $  9,378    $ 13,905    $ 14,994
Adjustments to reconcile pretax income from continuing operations to net cash provided by (used in) continuing operations:
   Depreciation and amortization of property, improvements and
     equipment                                                                        2,206       2,523       3,056
   Amortization of intangibles and other deferred assets                              1,180         862         998
   Loss on sale of assets                                                               143          24          20
   Deferred interest                                                                    109          --          --
   Changes in operating assets and liabilities:
     Trade receivables                                                                 (362)        586          83
     Inventory                                                                      (23,345)    (18,830)     (4,549)
     Other current assets                                                              (330)        128        (972)
     Accounts payable                                                                11,371       1,593      (3,806)
     Accrued expenses                                                                   269      (1,861)        445
                                                                                   --------    --------    --------
                                                                                        619      (1,070)     10,269

Income (loss) from discontinued operations before income taxe                        (1,085)      1,286          --

Adjustments to reconcile  pretax income (loss) from  discontinued  operations to net cash provided by discontinued  operations:  Depreciation and amortization of property, improvements and
     equipment                                                                          559         559          --
   Amortization of intangibles                                                          561         561          --
   Deferred interest                                                                    336          --          --
   Changes in operating assets and liabilities                                       (1,321)       (651)     13,520
                                                                                   --------    --------    --------
                                                                                       (950)      1,755      13,520

Extraordinary loss on early extinguishment of debt before income
   taxes                                                                             (5,183)         --          --
Income taxes paid, net                                                               (1,815)     (5,324)     (5,675)
                                                                                   --------    --------    --------
Net cash provided by (used in) operating activities                                  (7,329)     (4,639)     18,114




                                       CENTRAL TRACTOR FARM & COUNTRY, INC.

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                                                  (In thousands)





                                                                       October 29,      October 28,      November 2,
                                                                          1994             1995              1996
                                                                       -----------      ----------       ------------

Investing activities
Purchases of property, improvements and equipment                      $   (5,207)     $    (6,339)     $     (8,789)
Acquisition of certain net assets of Big Bear (Note 11)                        --               --            (5,650)
Other                                                                         (54)             (74)              255
Discontinued operations                                                      (255)            (400)               --
                                                                       ----------       ----------       -----------
Net cash used in investing activities                                      (5,516)          (6,813)          (14,184)

Financing activities
Repurchase of common stock                                                    (70)              --                --
Proceeds from sale of assets                                                   --                7                --
Borrowings under line of credit                                            39,025           67,020            86,782
Repayments on line of credit                                              (38,048)         (61,208)          (89,902)
Payments on long-term debt                                                (37,757)            (372)              (17)
Payments on capitalized lease obligations                                    (244)            (186)             (120)
Proceeds from issuance of common stock                                     43,406            6,703                42
                                                                       ----------       ----------       -----------
Net cash provided by (used in) financing activities                         6,312           11,964            (3,215)
                                                                       ----------       ----------       -----------
Net increase (decrease) in cash and cash equivalents                       (6,533)             512               715

Cash and cash equivalents at beginning of period                            9,115            2,582             3,094
                                                                       ----------       ----------       -----------
Cash and cash equivalents at end of period                             $    2,582      $     3,094      $      3,809
                                                                       ==========     ============      ============

Supplemental disclosures of cash flow information
Cash paid during the period for interest                               $    7,925      $     1,491      $      1,991

Supplemental schedule of noncash investing and financing activities
Receivable from sale of common stock                                        6,703               --                --











                             See accompanying notes.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  For the fiscal years ended October 29, 1994,
                      October 28, 1995 and November 2, 1996




1.  Summary of Accounting Policies and Other Matters

Business and Principles of Consolidation

Central Tractor Farm & Country, Inc. and subsidiaries (the Company) is an agricultural specialty retailer which operates retail stores primarily located in the Midwest and Northeastern United States. The Company also sells merchandise on a wholesale basis under various distributor agreements throughout the United States. With the sale of the net operating assets of Herschel Corporation, a wholly-owned subsidiary of the Company, continuing operations constitute one business segment for financial reporting purposes.

The Company operates on a 52-53 week fiscal year ending on the Saturday nearest to October 31.

All  significant  intercompany   transactions  have  been  eliminated  from  the
consolidated financial statements.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Investments, including repurchase agreements and commercial paper, are carried at cost, which approximates market.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Trade Receivables

Most of the Company's retail sales are cash or credit card sales, while wholesale sales are generally on account. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers of the Company and their geographic dispersion. The allowance for doubtful accounts is based on a current analysis of receivable delinquencies and historical loss experience.

Inventory

Inventory is recorded at cost, including warehousing and freight costs, determined principally by the last-in, first-out (LIFO) method, which is not in excess of market. The Company reviews its inventory for slow-moving, obsolete or otherwise unsalable items on a regular basis throughout the year, including at the time of physical inventory counts. Provision is made for any estimated losses to be incurred with respect to slow-moving, obsolete or otherwise unsalable inventory as such inventory is identified. Inventories valued using the LIFO method were approximately $3,926,000, $4,851,000 and $5,081,000 at October 29, 1994, October 28, 1995 and November 2, 1996, respectively, less than the amounts of such inventories valued at current cost.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

1.  Summary of Accounting Policies and Other Matters (continued)

Property, Improvements and Equipment

Property, improvements and equipment are carried at cost less allowances for depreciation and amortization. Depreciation and amortization expense is computed primarily on a basis of the straight-line method over the estimated useful lives of the assets as follows:


Leasehold improvements (not in excess of underlying lease terms)  5 to 20 years
Furniture and fixtures                                            5 to 15 years
Automobiles and trucks                                            3 to 10 years

Certain long-term lease transactions have been accounted for as capital leases. The property rights recorded under direct financing leases are amortized on a straight-line basis over the lesser of the useful life or the respective terms of the leases.

Goodwill and Other Intangible Assets

Goodwill is being amortized utilizing the straight-line method principally over periods of 40 years. Other intangible assets are being amortized over the periods of expected benefit, ranging from 5 to 24 years. The carrying value of goodwill and other intangibles is reviewed continually to determine whether any impairment has occurred. This review takes into consideration the recoverability of the unamortized amounts based on the estimated undiscounted cash flows of the related business lines.

Deferred Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax bases of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value of financial instruments:

     Cash equivalents, short-term investments, accounts receivable and payable, and bank line of credit: Carrying amounts reported in the Company's consolidated balance sheets based on historical cost approximate estimated fair value for these instruments, due to their short-term nature.

     The  fair  value  of  the  convertible   long-term  debt  is  estimated  to
     approximate its carrying value as of November 2, 1996 and was based on the estimated market price for this security as of that date.

Returns and Warranties

Costs relating to merchandise returns from sales at retail stores and through distributors are not significant and are accounted for as they occur.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

1.  Summary of Accounting Policies and Other Matters (continued)

Catalogs, Sale Flyers and Advertising Costs

The direct cost of printing and mailing the Company's annual mail order catalog is deferred and amortized against mail order revenues over the year the catalog is in use. The direct cost of printing and distributing sale flyers is deferred and amortized over the life of the flyer which is generally two weeks or less. Other advertising costs are expensed as incurred. Unamortized amounts relating to the costs of the annual catalog and periodic sale flyers is immaterial at each fiscal year-end. Advertising expenses were approximately $6,184,000, $7,228,000 and $8,841,000 for fiscal 1994, 1995 and 1996, respectively.

Store Pre-Opening Costs

Direct costs, which consist principally of rent, employee compensation and travel costs for merchandise set-up and supplies, incurred in setting up new stores for opening are deferred and amortized over the first twenty-six weeks of store operations. The amount of unamortized store pre-opening costs at October 29, 1994, October 28, 1995 and November 2, 1996, amounted to $502,000, $431,000 and $1,123,000, respectively.

Earnings Per Share

Per share earnings is based on the weighted average number of shares of common stock and common stock equivalents outstanding and assuming all stock options issued prior to the Company's initial public offering and the stock warrant were outstanding at the beginning of each respective year. The dilutive effect of outstanding stock options and the stock warrant were determined based upon the Treasury Stock Method. Fully diluted earnings per share did not vary significantly from earnings per share as presented.

Emerging Accounting Issues

The Company is not aware of any accounting standards which have been issued and which will require the Company to change its current accounting policies or adopt new policies, the effect of which would be material to the Company's financial statements.


2.  Transactions with Related Parties

Certain investment funds (collectively referred to as "BCC Funds") managed by Butler Capital Corporation ("BCC") own a majority of the outstanding common stock of the Company. The BCC Funds held the senior and subordinated notes extinguished in October 1994, and currently hold the outstanding 7% convertible notes (see Note 4). Interest paid on such notes in fiscal 1994, 1995 and 1996 was approximately $6,960,000, $883,000 and $1,425,000, respectively.

A company affiliated with the BCC Funds was paid a management and consulting fee of approximately $238,000 in fiscal 1994.

The Company purchases inventory from two suppliers who are controlled by the BCC Funds. Purchases from these suppliers aggregated approximately $3,882,000, $6,254,000 and $6,228,000 for fiscal years 1994, 1995 and 1996, respectively.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

3.  Line of Credit

On January 28, 1994, the Company entered into a line of credit agreement with a commercial bank through February 1, 1998. At November 2, 1996, borrowings of
$3,669,000 and letters of credit totaling approximately $1,515,000 were outstanding against the line of credit. Available borrowings under the line of credit are $25,000,000 each year from November 1 through May 31 and $12,000,000 from June 1 through October 31. Interest on the outstanding borrowing varies, but is primarily payable monthly at an annual rate equal to the bank's prime rate. The interest rate on October 29, 1994, October 28, 1995 and November 2, 1996 was 8.25%, 8.75%, and 8.25%, respectively. In addition, the Company is required to pay commitment fees ranging from 0.375% down to 0.125% on the total credit line, less outstanding borrowing. During the period from April 15 through December 31 in each year, the Company must have borrowing less than $5,000,000 outstanding under this line of credit for a consecutive period of 45 days. The line of credit contains, among other provisions, requirements that the Company maintain a minimum current ratio, leverage ratio and fixed charge coverage ratio. At November 2, 1996, substantially all retained earnings were restricted.

4.  Long-Term Debt

Long-term debt consisted of the following:


                             October 29,       October 28,        November 2,
                                1994               1995              1996
                           --------------      ------------    ---------------

   7% convertible notes    $   16,000,000     $  16,000,000     $  16,000,000
   Other                          388,989            17,044                --
                           --------------    --------------     -------------
                               16,388,989        16,017,044        16,000,000
   Less current portion           371,944            17,044                --
                           --------------    --------------     -------------
                           $   16,017,045     $  16,000,000     $  16,000,000
                           ==============    ==============     =============

Interest on the convertible notes is payable quarterly at 7.0% per annum and the entire principal amount is due October 31, 2002. The note may be prepaid after October 14, 1999, at a premium of 2.0%, which declines by 1.0% annually on each October 14 thereafter. The holders of the convertible notes have the right, at any time prior to the close of business on October 31, 2002, to convert the principal amounts into shares of common stock at a conversion price of $19.375 per share. The conversion price of the convertible notes is subject to adjustment in certain events, including a common stock split, the issuance of securities convertible or exchangeable into common stock at less than the then fair market value of the common stock and certain mergers, consolidations or sales of stock. The convertible notes are subordinated to the principal amounts outstanding pursuant to the line of credit (see Note 3).

As of November 2, 1996, there are no maturities of long-term debt during the next five fiscal years.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

5.  Lease Obligations

The Company has entered into certain long-term lease agreements for the use of warehouses, certain retail store facilities and computer equipment. These leases have been accounted for as purchases of property rights and designated as capitalized leases.

Amortization expense relating to such property rights recorded under capitalized leases was $213,000, $130,000 and $125,000 for fiscal 1994, 1995 and 1996, respectively. The net book value of property rights recorded under capital leases was $829,000, $699,000 and $926,000 at October 29, 1994, October 28, 1995
and November 2, 1996, respectively.

As of November 2, 1996, the debt associated with the capitalized property rights is represented by the present value of the minimum lease payments as follows:


   Fiscal year ended in:
     1997                                            $   347,108
     1998                                                324,648
     1999                                                292,968
     2000                                                292,968
     2001                                                292,968
     After 2001                                          735,000
                                                     -----------
   Total minimum lease payments                        2,285,660
   Less amount representing interest                     774,663
                                                     -----------
   Present value of minimum lease payments             1,510,997
   Less current installments                             170,072
                                                     $ 1,340,925
                                                     ===========

The Company also has entered into certain noncancelable operating leases for the use of real estate, automobiles and trucks, and office equipment. Aggregate rental expense for operating leases for fiscal 1994, 1995 and 1996 was approximately $6,724,000, $7,833,000 and $9,294,000, respectively.

The following is a summary of minimum rental commitments as of November 2, 1996, for operating leases:



                                                     Automobile            Office
     Fiscal Year-End            Real Estate          and Trucks           Equipment            Total
-------------------------      -------------       ---------------      -------------      -------------

         1997                 $    9,479,335     $          12,293    $        52,328    $     9,543,956
         1998                      8,320,110                 8,195             52,328          8,380,633
         1999                      6,822,291                    --             46,280          6,868,571
         2000                      5,288,555                    --             16,544          5,305,099
         2001                      2,927,707                    --              1,972          2,929,679
         After 2001                6,315,729                    --                 --          6,315,729
                              --------------     -----------------    ---------------    ---------------
                              $   39,153,727     $          20,488    $       169,452    $    39,343,667
                              ==============     =================    ===============    ===============



                      CENTRAL TRACTOR FARM & COUNTRY, INC.

6.  Capital Stock and Stock Options

Capital Stock

During October 1994, the Company completed an initial public offering for the sale of 3,565,000 shares of its common stock. The net proceeds from the offering were used to prepay both principal and prepayment premium on the outstanding Senior Notes and a portion of the outstanding Subordinated Notes. Prepayment premiums on the early extinguishment of these notes resulted in an extraordinary loss of $3,110,000, net of income tax benefit. The remaining Subordinated Notes in the amount of $16,000,000 were exchanged for notes which are convertible into the Company's common stock. At October 29, 1994, $6,703,000 of the net proceeds representing the Underwriter's exercise of their over-allotment option was receivable. This amount was received on November 2, 1994.

The Board of Directors is authorized to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, each series to have voting preferences or other rights as determined by the Board of Directors.

Under the Company's stockholders' agreement, common stock acquired by a management stockholder is subject to certain restrictions on the sale or transfer of such shares.

Stock Options

The Company has stock option arrangements with various officers, directors and other members of management which it accounts for under the provisions of APB Opinion No. 25 and related interpretations. The option prices approximated fair market value at the date of grant. The options generally vest over periods of three to seven years and must be exercised no later than ten years from the date of grant. With respect to options for 150,200 shares, their vesting period may be accelerated based upon the attainment of specified Company operating goals. Shares of common stock issuable upon exercise of stock options are subject to restrictions on transfer.

A summary of common stock option activity through November 2, 1996 is as follows:


                                                           Fiscal Year
                                          ----------------------------------------------
                                              1994            1995             1996
                                          ------------    -------------    -------------

Outstanding at beginning of year               468,923          637,774          623,960
Options granted                                323,464           66,800           81,900
Options exercised                                   --               --          (12,406)
Options canceled                              (154,613)         (80,614)         (30,771)
                                          ------------    -------------    -------------
Outstanding at end of year                     637,774          623,960          662,683
                                          ============    =============    =============

Range of option prices per share:
  Outstanding                             $3.08-$15.50    $  3.08-$15.50   $  3.08-$15.50
  Granted during year                     $3.41-$15.50    $ 11.50-$15.50   $ 11.38-$14.50


                      CENTRAL TRACTOR FARM & COUNTRY, INC.

6.  Capital Stock and Stock Options (continued)

At November 2, 1996, options for 295,973 shares were exercisable. The remaining options become exercisable in fiscal years as follows: 1997 - 90,802 shares; 1998 - 30,916 shares; 1999 - 25,409 shares; 2000 - 14,000 shares; 2001 - 156,583 shares; 2002 - 49,000 shares.

As of November 2, 1996, the Company has reserved 914,025 shares of common stock for issuance under stock option arrangements described above. In addition, the Company has reserved 230,523 shares of common stock for issuance under the stock warrant.

Compensation expense charged to operating income relating to stock option grants amounts to $111,000 for fiscal 1994, $1,000 for fiscal 1995 and $0 for fiscal 1996.


7.  Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:


                                                                     Fiscal Year Ended
                                                  ------------------------------------------------------
                                                      October 29,       October 28,       November 2,
                                                          1994             1995              1996
                                                  ------------------ ----------------- -----------------

Deferred tax liabilities:

  Differences in depreciation on property,
    improvements and equipment                      $ 1,789,000       $ 1,890,000       $ 1,766,000
  LIFO and uniform capitalization differences on
    inventories                                         787,000         1,391,000         1,160,000
  Prepaid advertising                                   211,000           174,000           244,000
  Deferred leasing costs                                185,000            82,000                --
  Store pre-opening costs                               208,000           172,000           449,000
  Other                                                  10,000            10,000             9,000
                                                    -----------      ------------      ------------
Total deferred tax liabilities                        3,190,000         3,719,000         3,628,000
                                                    -----------      ------------      ------------

                      CENTRAL TRACTOR FARM & COUNTRY, INC.


7.  Income Taxes (continued)


                                                                       Fiscal Year Ended
                                                  --------------------------------------------------------
                                                     October 29,         October 28,        November 2,
                                                        1994                1995                1996
                                                  ---------------     ----------------   -----------------
Deferred tax assets:

  Loss on sale of discontinued operations:
    Ordinary loss                                 $            --     $        665,000   $              --
    Capital loss carryforward                                  --              755,000             755,000
  Allowance for doubtful accounts                         101,000               45,000              20,000
  Compensation and employee benefit accruals              174,000              148,000              58,000
  Operating leases                                        330,000              261,000             273,000
  Accrued profit sharing contributions                    323,000              321,000             356,000
  Stock warrant                                           279,000              266,000             266,000
  Accrued store closing costs                             168,000               86,000              32,000
  Capitalized property rights and lease
    obligations treated as operating leases for
    income tax purposes                                   126,000               97,000             234,000
  Other                                                   291,000              250,000             211,000
                                                  ---------------     ----------------   -----------------
                                                        1,792,000            2,894,000           2,205,000

  Less valuation allowance for capital loss
    carryforward                                               --             (755,000)           (755,000)
                                                  ---------------     ----------------   -----------------
Total deferred tax assets                               1,792,000            2,139,000           1,450,000
                                                  ---------------     ----------------   -----------------
Net deferred tax liabilities                      $     1,398,000     $      1,580,000   $       2,178,000
                                                  ===============     ================   =================

The capital loss carryforward relating to the sale of Herschel will expire in the year 2001.

Components of income tax expense (benefit) are as follows:

                                                                      Fiscal Year Ended
                                                 --------------------------------------------------------

                                                    October 29,        October 28,         November 2,
                                                        1994               1995               1996
                                                 ----------------   ----------------   -----------------
Continuing operations:
  Current:
    Federal                                      $      3,121,000    $     3,768,000    $      3,951,000
    State                                                 709,000          1,152,000           1,199,000
                                                 ----------------   ----------------   -----------------
                                                        3,830,000          4,920,000           5,150,000
  Deferred                                                367,000            800,000           1,100,000
                                                 ----------------   ----------------   -----------------
                                                        4,197,000          5,720,000           6,250,000

Discontinued operations:
  Current                                                (302,000)           427,000             367,000
  Deferred                                                (38,000)          (618,000)           (367,000)
                                                 ----------------   ----------------   -----------------
                                                         (340,000)          (191,000)                 --
                                                 ----------------   ----------------   -----------------
Extraordinary loss - currently deductible              (2,073,000)                --                  --
                                                 ----------------   ----------------   -----------------
Total                                            $      1,784,000   $      5,529,000   $       6,250,000
                                                 ================   ================   =================

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

7.  Income Taxes (continued)

Total reported income tax expense differs from the tax that would have resulted by applying the statutory expected federal income tax rate to income before taxes. The reasons for these differences are as follows:



                                                                 Fiscal Year Ended
                                                 --------------------------------------------------

                                                  October 29,         October 28,      November 2,
                                                     1994                1995             1996
                                                 -------------       -------------    -------------

Income tax at federal statutory rate             $ 1,057,000        $ 3,764,000       $  5,098,000
Increases in taxes resulting from:
  State income taxes, net of federal income
    tax effect                                       403,000            897,000            833,000
  Goodwill amortization                              215,000            215,000            178,000
  Capital loss carryforward                               --            755,000                 --
  Other, net                                         109,000            102,000            141,000
  Reduction of prior year overaccruals                    --           (204,000)                --
                                                 -----------        -----------       ------------
                                                 $ 1,784,000        $ 5,529,000       $  6,250,000
                                                 ===========        ===========       ============


8.  Employment Commitments

The Company has employment agreements with three officers of the Company which provide for annual salaries amounting to approximately $775,000. Upon termination of employment for death, disability or without cause, compensation may be continued for a period not to exceed two years.


9.  Profit Sharing Plan

The Company has a profit sharing plan covering all employees who meet certain eligibility requirements. The plan provides for discretionary employer contributions and allows voluntary participant contributions. Company contributions are determined by its Board of Directors. The Company incurred expense in connection with the profit sharing plan of $770,000, $804,000 and $881,000 for fiscal 1994, 1995 and 1996, respectively.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

10.  Discontinued Operations

During fiscal 1996, the Company completed the sale of its wholly owned subsidiary, Herschel Corporation ("Herschel"), a manufacturer and wholesale distributor of equipment parts for use in the farming industry. Herschel has been reported as a discontinued segment of the business; accordingly, its net assets and operating results have been segregated in the consolidated financial statements. The net assets of Herschel Corporation have been classified as current at October 28, 1995 as the carrying amount approximates the selling price, plus advances to be repaid, less expenses of sale, and were realized upon closing in December 1995.

Summarized   financial   information   of  the  Company's   income  (loss)  from
discontinued operations follow:


                                                       Fiscal Year Ended
                                          -------------------------------------

                                              October 29,        October 28,
                                                1994                1995
                                          ----------------     ----------------

Net sales                                    $ 23,312,046       $ 22,969,504

Income (loss) before income taxes              (1,085,217)         1,286,242

Income taxes (credit)                            (340,000)           474,127

Income (loss) from discontinued operations       (745,217)           812,115


11.  Acquisition

On May 31, 1996, the Company acquired 31 retail stores and related net operating assets from Big Bear Farm Stores, Inc. ("Big Bear"), an agricultural specialty retailer, for approximately $5,650,000. The transaction was accounted for as a purchase. The purchase price was allocated based on fair value as follows:


   Inventories                                                    $  8,780,000
   Accounts receivable and other assets                                206,000
   Leaseholds and equipment                                            517,000
   Deferred income taxes                                               135,000
   Goodwill                                                          2,666,000
   Accounts payable and accrued expenses                            (6,654,000)
                                                                  ------------
                                                                  $  5,650,000
                                                                  ============

The results of operations of Big Bear from the date of purchase to the end of fiscal year 1996 are included in the accompanying consolidated statement of income.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

11.  Acquisition (continued)

Pro forma amounts, based on the assumption that the purchase occurred at the beginning of fiscal 1995, are as follows (in thousands, except per share data):


                                                Fiscal Year Ended
                                     --------------------------------------

                                       October 28,           November 2,
                                           1995                 1996
                                     ----------------     -----------------

   Net sales                             $275,685              $307,847
   Net income                               6,018                 9,104
   Net income per share                       .55                   .83


12.  Quarterly Results of Operations (Unaudited)

The following is a tabulation of the unaudited quarterly results of operations for the years ended October 28, 1995 and November 2, 1996 (in thousands, except per share data):


                                                           First          Second            Third           Fourth
                                                          Quarter        Quarter           Quarter          Quarter
                                                        -----------    -----------       -----------       ----------

   Fiscal year ended October 28, 1995:
     Net sales                                            $61,836         $59,347           $74,362         $56,158
     Gross profit                                          17,362          18,214            22,557          16,230
     Income from continuing operations                      1,473           2,121             4,249             342
     Income (loss) from discontinued operations                (1)            467               187          (3,296)
     Net income (loss)                                      1,472           2,588             4,436          (2,954)
     Per share:
       Income from continuing operations                     0.13            0.19              0.39            0.03
       Income (loss) from discontinued operations              --            0.04              0.02           (0.30)
       Net income (loss)                                     0.13            0.23              0.40           (0.27)

   Fiscal year ended November 2, 1996:
     Net sales                                             69,967          62,989            86,169          73,895
     Gross profit                                          18,862          19,245            25,417          22,268
     Net income                                             1,280           1,684             3,937           1,843
     Net income per share                                    0.12            0.15              0.36            0.17

The sum of quarterly per share amounts do not necessarily equal the annual amount reported, as per share amounts are computed separately for each quarter and the full year based on respective weighted average of common and common equivalent shares outstanding.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

13.  Subsequent Event

On November 27, 1996, the Board of Directors of the Company approved, and the Company entered into, a merger agreement (the "Merger Agreement") with J.W. Childs Equity Partners, L.P. and two of its affiliates (collectively, "Childs") that provides for the acquisition of the Company by Childs in a two-stage transaction. The Merger Agreement provides that following the acquisition by Childs of all of the Company shares held by affiliates of Butler Capital Corporation (collectively, "BCC"), an affiliate of Childs will merge with and into the Company, and Childs will acquire the remaining shares of the Company held by public stockholders for $14.25 per share in cash. The consummation of the merger is subject to the satisfaction of certain conditions including, among other things, (i) the acquisition by Childs of all of the Company's shares held by affiliates of BCC and (ii) the availability of sufficient funds to consummate the merger pursuant to commitments obtained by Childs from its prospective lenders.

Pursuant to an agreement executed contemporaneously with the Merger Agreement between Childs and affiliates of BCC which own 64.5% of the Company's outstanding common stock, BCC's affiliates have sold 1,048,214 shares of the Company's common stock (representing 9.9% of the outstanding shares) to Childs for a cash consideration of $14.00 per share, and have agreed to sell their remaining shares to Childs for $14.00 per share in cash. The agreement also provides that such BCC affiliates will agree, immediately following the conclusion of the stock sale, to the prepayment by the Company (without payment of any prepayment premium) of all the Company's 7% convertible notes with a face amount of $16,000,000. In connection with the second purchase, certain members of management agreed to sell 146,299 shares to Childs for a cash consideration of $14.00 per share.

While the Merger Agreement is subject to stockholder approval, it is expected that Childs will own a sufficient number of shares of Company common stock to adopt and approve the merger.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      CENTRAL TRACTOR FARM & COUNTRY, INC.




                      By: /s/ Dean Longnecker
                          ------------------------------------
                              Dean Longnecker,
                              Executive Vice President, Finance

Date: January 10, 1997